UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2011

AFFINION GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2011, Affinion Group, Inc. (the “Company”) and its parent, Affinion Group Holdings, Inc. (“Holdings”), and certain of the Company’s subsidiaries entered into, and simultaneously closed under, an Incremental Assumption Agreement (the “Incremental Assumption Agreement”) with the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent. The Incremental Assumption Agreement provides for additional Tranche B Term Loans under the Company’s Amended and Restated Credit Agreement, dated as of April 9, 2010 (the “Credit Agreement”), in an aggregate principal amount of $250 million (the “Incremental Term Loans”). The Incremental Term Loans have the same interest rate and maturity, and are governed by the same covenants, conditions, terms and other provisions, as the Tranche B Term Loans currently outstanding under the Credit Agreement. The Incremental Term Loans are secured and guaranteed to the same extent as, and otherwise are made pari passu with, the outstanding Tranche B Term Loans under the Credit Agreement. Lenders providing the Incremental Term Loans were paid an upfront fee of 0.25%.

The Company expects to use the proceeds of the Incremental Term Loans to pay a cash dividend of approximately $200 million (the “Dividend”) to Holdings, with the balance of such proceeds to be used by the Company for working capital and other corporate purposes and to fund future strategic initiatives.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) Creation of a Direct Financial Obligation

See Item 1.01, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Holdings intends to use the proceeds of the Dividend (i) to fund a dividend of approximately $128.3 million to Holdings’ stockholders, including holders of restricted stock units, (ii) to pay a one-time cash bonus to Holdings’ option holders of approximately $5.2 million as an equitable adjustment under the stock option plans, (iii) to fund the redemption of all of the preferred equity of Holdings for approximately $5.5 million, (iv) for general corporate purposes, (v) for near term interest payments of Holdings and (vi) for certain other purposes. The remaining proceeds of the Dividend, after application as described in the previous sentence, will be retained by Holdings as cash on its balance sheet. Following the completion of this transaction, approximately $58 million and $62 million of cash will remain on the respective balance sheets of the Company and Holdings. After giving effect to the foregoing transactions, Holdings and the Company will continue to be in compliance with the restrictive covenants under their debt agreements.

On February 11, 2011, Holdings amended (i) warrants held by Wyndham Worldwide Corporation to purchase up to 792,351.75 shares of Holdings common stock, (ii) warrants held by Apollo Investment Fund V, L.P. to purchase up to 1,133,049.80 shares of Holdings common stock and (iii) warrants held by Affinion Group Holdings B, LLC to purchase up to 187,536.45 shares of Holdings common stock, to cause such warrants to expire on the earlier of (x) April 30, 2011 and (y) following February 11, 2011, the date that is 30 days after the date on which the Board of Directors of Holdings determines the fair market value of Holdings common stock.

Note: This information contained under this Item 7.01 in this report shall not be deemed “filed” for the purposes of Section 8 of the Securities Exchange Act of 1934, as amended, or otherwise subject to to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: February 11, 2011	By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Executive Vice President and Chief Financial Officer